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                                                                     Exhibit 5.1

                                November 14, 2002


SAFECO Corporation
SAFECO Plaza
4333 Brooklyn Avenue N.E.
Seattle, WA 98185

Ladies and Gentlemen:

        This opinion is being rendered in connection with (i) the registration under the Securities Act of 1933, as amended (the "ACT"), and pursuant to the Registration Statement on Form S-3, File No. 333-87686 (the "REGISTRATION STATEMENT"), originally filed by SAFECO Corporation (the "COMPANY") with the Securities and Exchange Commission (the "COMMISSION") on May 7, 2002 and as declared effective by the Commission on May 17, 2002, of up to $900 million in aggregate principal amount of the Company's securities, (ii) the authorization and issuance by the Company of up to 9,100,000 shares (the "FIRM SHARES") of the Company's common stock, no par value per share (the "COMMON STOCK"), together with up to an additional 1,365,000 shares of Common Stock if and to the extent the underwriters exercise an over-allotment option granted to them by the Company (the "OVER-ALLOTMENT SHARES", and together with the Firm Shares, the "SHARES"), and (iii) the preparation and filing of a prospectus supplement, as amended, to the Registration Statement, as filed with the Commission with respect to the Shares (the "PROSPECTUS SUPPLEMENT").

        We have examined the Registration Statement, the Prospectus Supplement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In making our examination, we have assumed (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform with the original copies of such documents, and (iv) the truth, accuracy, and completeness of the information, representations, and warranties contained in the documents and records we have examined.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the following events have occurred:

        (a) the filing and continued effectiveness of the Registration Statement and any amendments and/or prospectus supplements thereto,


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        (b)     due execution by the Company and registration by its registrar of the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Over-Allotment Shares,

        (c) the offering and sale of the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Over-Allotment Shares, as contemplated by the Registration Statement and any amendments and/or prospectus supplements thereto, and

        (d) receipt by the Company of the consideration required for the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Over-Allotment Shares, to be sold by the Company as contemplated by the Registration Statement and any amendments and/or prospectus supplements thereto, the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Over-Allotment Shares, will be duly authorized, validly issued, fully paid and non-assessable.

        This opinion is being furnished for filing as an exhibit to the Company's current report on Form 8-K to be filed on November 15, 2002. Additionally, we hereby consent to the reference to Perkins Coie LLP under the caption "Legal Matters" in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,

                                /s/ PERKINS COIE LLP